Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("AGREEMENT"), is made as of the 16th day of April, 2003, by and between Middleburg Financial Corporation, ("Corporation") and Charles R. Roberts ("Executive").

WHEREAS, it is the desire of the Corporation to have the benefit of Executive's loyalty, service and counsel; and

WHEREAS, the Executive wishes to become an employee of the Corporation; and

WHEREAS, the Corporation desires to employ the Executive; and

WHEREAS, Executive possesses certain valuable knowledge, professional skills and expertise which would contribute to the continued success of the business of the Corporation and its affiliates; and

WHEREAS, the Corporation and Executive desire to set forth, in writing, the terms and conditions of their agreements and understandings;

NOW, THEREFORE, in consideration of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, agree as follows:

1.

Employment.

(a)  The Corporation agrees to employ the Executive as its Chairman, Trust and Wealth Management Services and its Executive Vice President, reporting to the Corporation’s Chairman and Chief Executive Officer. The Executive agrees to serve the Corporation upon the terms and conditions herein provided. The Executive agrees to perform such managerial duties and responsibilities for the Corporations’ Affiliates, including Tredegar Trust Company, Gilkison Patterson Investment Advisors, Inc. and Middleburg Bank Investment Services, as shall be assigned to him by the Board of Directors of the Corporation and/or the Corporation’s Chairman and Chief Executive Officer.

(b)

References in this Agreement to services rendered for the Corporation and compensation and benefits payable or provided by the Corporation shall include services rendered for and compensation and benefits payable or provided by any Affiliate.  References in this Agreement to the “Corporation” also shall mean and refer to each Affiliate for which Executive performs services.  References in this Agreement to “Affiliate” shall mean any business entity that, directly or indirectly, through one or more intermediaries, is controlled by the Corporation.

(c)

Executive further agrees to serve on the Board of Directors of Tredegar Trust Company and Gilkinson Patterson Investment Advisors, Inc., and, upon appointment, any other operating subsidiary for whom he has direct responsibility.

(d)

The Executive shall devote his full time and attention to the discharge of the duties undertaken by him hereunder.  Executive shall comply with all policies, standards and regulations of the Corporation now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with general business standards of conduct.

2.

Term of Employment.  The term of this Agreement and the employment of the Executive hereunder shall be deemed to have commenced on April 16, 2003, and shall continue until April 15, 2005, unless sooner terminated in accordance with the provisions of Section 8.  Beginning on April 15, 2005, the term of this Agreement and all its terms and provisions shall be automatically extended for one additional year, unless timely notice of non-renewal is provided or employment under this Agreement is otherwise terminated in accordance with the provisions of Section 8.  If Executive’s employment  under this Agreement terminates, or the Agreement is not renewed, his employment by the Corporation shall terminate automatically at the same time.

3.

Compensation.

(a)

As compensation for the services to be rendered by the Executive under this Agreement, the Executive shall receive a base annual salary at the rate of One Hundred Fifty Thousand Dollars ($150,000.00) per year.  The Executive may receive base salary increases and incentive or bonus compensation in the amounts determined by the Compensation Committee of the Board of Directors of the Corporation in accordance with performance objectives established by the Board of Directors.  The formula for the incentive or bonus compensation for the 2003 fiscal year  is set forth on Attachment A hereto.

(b)

Upon execution of this Agreement, Executive will be awarded four thousand shares of stock which will be exercisable in accordance with the provisions of the Corporation’s stock option plan.

(c)

The Corporation shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Executive and the Corporation.  The Corporation shall also withhold and remit to the proper party any amounts agreed to in writing by the Corporation and the Executive for participation in any corporate sponsored benefit plans for which a contribution is required.

(d)

Except as otherwise expressly set forth herein, no compensation shall be paid pursuant to this Agreement subsequent to any termination of Executive's employment with the Corporation; provided, however, that Executive’s right to exercise stock options following a termination of employment shall be governed by the terms of the Corporation’s stock option plans and any stock option agreements between the Corporation and the Executive.  No stock options shall be granted to Executive after his employment terminates.

4.

Additional Benefits.  In addition to the usual and customary fringe benefits which are provided to other senior officers of the Corporation and its subsidiaries, Executive shall be eligible for participation in annual salary increases and any additional plans, programs or forms of compensation or benefits that the Board of Directors of the Corporation might hereafter provide to  all of the other senior officers of the Corporation or its subsidiaries, according to the terms of said plans.  Upon meeting the eligibility requirements set forth in the plan, other fringe benefits available to Executive include, but are not limited to, participation in the Corporation’s group health insurance, disability and life insurance plans, and its standard retirement plans.  The Corporation will also reimburse Executive for membership dues in the Bull & Bear Club and the Capital Club in Richmond, Virginia.

5.

Reimbursement of Business Expenses.  The Corporation shall reimburse Executive for reasonable and customary business expenses incurred in the conduct of the Corporation's business.  Such expenses will include business meals, out-of-town lodging and travel expenses in accordance with its policies.  The Corporation will also reimburse Executive for business related personal automobile expenses in accordance with IRS guidelines (presently $0.36 per mile).  The Corporation will reimburse Executive for certain professional dues including dues for the Certified Financial Planner Board of Standards, the Financial Planning Association and the Securities Industry Association and will pay the fees required to maintain Executive’s active securities licenses.  Executive agrees to timely submit records and receipts of reimbursable items and agrees that the Corporation can adopt reasonable rules and policies regarding such reimbursement.  The Corporation agrees to make prompt payment to the Executive following receipt and verification of such reports.

6.

Personal and Sick Leave.  Executive shall be entitled to the same personal and sick leave as the Board of Directors may from time to time designate for all full-time employees of the Corporation.

7.

Vacations.  Executive shall be entitled to four (4) weeks of vacation leave each year, which shall be taken at such time or times as may be approved by the Corporation and during which Executive's compensation hereunder shall continue to be paid.  Time Executive spends attending NASD District 7 meetings and other regulatory association meetings will not be considered vacation time.

8.

Termination.

(a)

For Cause.  Notwithstanding any other provision hereof, the Corporation may terminate Executive's employment under this Agreement for cause.  The termination shall be evidenced by written notice thereof to the Executive, which shall specify the cause of termination.  For purposes hereof, the term "cause" shall mean material failure of the Executive to perform his duties under this Agreement; unlawful business conduct; theft; commission of a felony;  a material violation of the Corporation’s work rules or policies, or a material breach of this Agreement.  The term “cause” shall also include the failure of Executive for any reason, within three (3) days after receipt by Executive of written notice thereof from the Chairman and Chief Executive Officer of the Corporation to correct, cease, or otherwise alter any action or omission that materially or adversely affects the Corporation’s profits or operations.

(b)  Resignation.

            (1)   The Executive may resign or voluntarily leave the employ of the Corporation upon giving the Corporation six months advance notice.  On the effective date of such resignation, the Corporation's obligations to Executive under this Agreement shall terminate and the Corporation shall have no further liability to Executive under this Agreement.

(2)  However, if Executive resigns or voluntarily leaves the employ of the Corporation for good reason (as hereafter defined), then Executive shall be entitled to the compensation and benefits set forth in Sections 3 through 7 hereof for the period of time set forth in Section 8(c) hereof.  Notwithstanding anything in this Agreement to the contrary, if Executive breaches Section 9 or Section 10(a), Executive will not thereafter be entitled to receive any further compensation or benefits pursuant to this Section 8(b).

For purposes of this Agreement, "good reason" shall mean:

(i)  The assignment of duties to the Executive by the Corporation which result in the Executive having significantly less authority or responsibility than he has on the date of hire, without his express written consent;

(ii)  The removal of the Executive from or any failure to re-elect him to the position of Chairman, Trust and Wealth Management Services and Executive Vice President;

(iii) A reduction by the Corporation of the Executive's base salary, as the same may have been increased from time to time;

(iv)  The failure of the Corporation to provide the Executive with substantially the same fringe benefits that were provided to him on his date of hire;

(v) The Corporation’s failure to comply with any material term of this Agreement;

(vi)  Requiring the Executive to maintain his principal office outside of the Richmond, Virginia,  Metropolitan area;

 or

(vii)  The failure of the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 12 hereof.

(c)

Without Cause.  The Corporation may at any time, elect to terminate Executive’s employment and this Agreement without cause and remove Executive from employment upon thirty (30) days written notice.  If the Corporation elects to terminate Executive's employment without cause or notifies Executive of its intent not to renew the Agreement, then Executive shall be entitled to receive in the regular pay periods maintained by the Corporation the salary provided under Section 3 and the fringe benefits provided under Sections 4  of this Agreement for the longer of twelve months or the remaining term of employment provided for in this Agreement.  Executive shall not be entitled to receive any bonuses or other form of incentive compensation following a termination of employment pursuant to Section 8(b)(2) or this Section

8(c) or the expiration of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Executive breaches Section 9 or Section 10(a), Executive will not thereafter be entitled to receive any further compensation or benefits pursuant to this Section 8(c).

(d)    Renewal.  Unless sooner terminated, or unless one party hereto gives the other six months written notice of intent not to renew this Agreement,  this Agreement shall automatically renew itself from year to year.

(e)  Death..   This Agreement shall terminate upon death of the Executive; provided, however, that in such event the Corporation shall pay to the estate of the Executive the compensation including salary and accrued bonus, if any, which otherwise would be payable to the Executive through the end of the month in which his death occurs.

(f)

Termination. Notwithstanding the termination of Executive's employment pursuant to any provision of this Agreement or the expiration of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination.  In addition, no termination shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach.

9.

Confidentiality/Nondisclosure.  Executive covenants and agrees that any and all information maintained as confidential by the Corporation concerning the customers, businesses and services of the Corporation of which he has knowledge or access as a result of his association with the Corporation in any capacity, shall be deemed confidential in nature and shall not, without the proper written consent of the Corporation, be directly or indirectly used, disseminated, disclosed or published by Executive to third parties other than in connection with the usual conduct of the business of the Corporation.  Such information shall expressly include, but shall not be limited to, information concerning the Corporation's trade secrets, business operations, business records, customer lists or other customer information.  Upon termination of employment, the Executive shall deliver to the Corporation all property in his possession which belong to the Corporation including all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Corporation or its business, customers, products or services.  In construing this provision it is agreed that it shall be interpreted broadly so as to provide the Corporation with the maximum protection.  This Section 9 shall not be applicable to any information which, through no misconduct or negligence of Executive, has previously been disclosed to the public by anyone other than Executive.

10.

Covenant Not to Compete and Prohibition Against Raiding.

(a)

While employed by the Corporation and for two years after the Executive’s termination of employment with the Corporation for any reason, the Executive will not, directly or indirectly, on behalf of the Executive or any other person or entity, solicit or induce, or attempt to solicit or induce, any person employed by the Corporation during the two-year period immediately prior to the Executive’s termination, to terminate his or her relationship with the Corporation and/or to enter into an employment or agency relationship with the Executive or with any other person or entity with whom the Executive is affiliated.

           (b)   While employed by the Corporation and for two  years after the Executive’s termination of employment with the Corporation for any reason, the Executive will not, except to the extent necessary to carry out his duties as an employee of the Corporation, directly or indirectly provide Competitive Services (as defined below) to any Customer (as defined below), directly or indirectly, on behalf of the Executive or any other person or entity, solicit or divert away or attempt to solicit or divert away any Customer of the Corporation for the purpose of selling or providing Competitive Services, provided the Corporation is then still engaged in the sale or provision of the Competitive Services.

For purposes of this Agreement, the term “Customer” means any individual or entity to whom or to which the Corporation provided Competitive Services within two years of Executive’s Date of Termination (or, within one year of the Date of Termination, the Corporation had identified in writing as a prospect for the provision of Competitive Services, and with whom or with which the Executive had, alone or in conjunction with others, material contact) during the year immediately prior to the Date of Termination.

For purposes of this Agreement, the Executive shall have had material contact with a person or entity if (i) the Executive had direct business dealings with the person or entity on behalf of the Corporation; (ii) the Executive was responsible for supervising or coordinating the business dealings between the person or entity and the Corporation; (iii) the Executive was responsible for supervising or coordinating the identification of such person or entity as a prospective Customer of the Corporation; or (iv) the Executive obtained trade secrets or confidential information about the person or entity as a direct result of the Executive’s business involvement with the person or entity on behalf of the Corporation.

For purposes of this Agreement, "Competitive Services" means the investment advisory services of the nature provided by the Corporation as of the Date of Termination as well as all banking and financial products and services of the type that the Corporation provides as of the Date of Termination.

11.

Injunctive Relief.  This Agreement is not intended to restrict Executive from performing work in a role that does not compete with the business of the Corporation.  The Executive agrees that given the nature of the positions held by Executive with the Corporation, that each and every one of the covenants and restrictions set forth in Sections 9 and 10 above are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Corporation in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by Executive of any of the provisions of Sections 9 or 10 that monetary damages alone will not adequately compensate the Corporation for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief.  The covenants contained in Sections 9 and 10 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Should a court of competent jurisdiction determine that any provision of the covenants and restrictions set forth in Section 10 above is unenforceable as being overbroad as to time, area or scope, the court may strike the offending provision or reform such provision to substitute such other terms as are reasonable to protect the Corporation's legitimate business interests.

12.

Successors.  The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, stock or assets of the Corporation, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to the compensation described in Section 8(b)(2). As used in  this Agreement, "Corporation" shall mean Middleburg Financial Corporation, and any successor to its respective business, stock or assets as aforesaid which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

13.

Limitation Of Benefits.  It is the intention of the parties that no payment be made or benefit provided to the Executive pursuant to this Agreement that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Corporation or the imposition of an excise tax on the Executive under Section 4999 of the Code.  If the independent accountants serving as auditors for the Corporation determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits to which the Executive is entitled, would be nondeductible by the Company under Section 280G of the Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible.  The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties.  The Executive shall have the right to designate within a reasonable period, which payments or benefits will be reduced; provided, however, that if no direction is received from the Executive, the Corporation shall implement the reductions in its discretion.

14.

Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the other provisions.

15.

Notices.  Any and all notices, designations, consents, offers, acceptance or other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Corporation to its Chairman and Chief Executive Officer or in the case of Executive to his last know address.

16.

Arbitration.  With the exception of Sections 9 and 10 and the enforcement of said Sections (as set forth in Section 11), all other claims under this Agreement will be resolved by binding arbitration.

The parties agree that all controversies or claims arising out of or relating to this Agreement or Executive’s employment with the Corporation shall be submitted to final and binding arbitration.  The parties further agree that the arbitration will be conducted under the Federal Arbitration Act (“FAA”) and the procedural rules of the American Arbitration Association (“AAA”), specifically AAA’s National Rules for the Resolution  Employment Disputes.  Any arbitration proceeding and/or other procedural matter related to an arbitration proceeding, shall be conducted in Richmond, Virginia, at a location to be determined by the parties.  The parties agree that such arbitration will be conducted before an experienced arbitrator chosen by the Corporation and the Executive.  In the event that the parties are unable to choose an arbitrator, the parties agree that one will be designated by the AAA in accordance with their rules and procedures.  The parties further agree that the arbitrator shall apportion the fees and costs of the arbitration pursuant to the rules of the AAA and applicable law.

This Agreement shall be governed by the laws of the Commonwealth of Virginia except to applicable federal laws may be controlling.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MIDDLEBURG FINANCIAL CORPORATION

By:

/s/ Joseph L. Boling

Joseph L. Boling

Chairman and Chief Executive Officer

By:   /s/ Charles R. Roberts

         Charles R. Roberts

EXHIBIT A

1.

If and when total commissions received in 2003 by Middleburg Investment Services exceeds six hundred and fifteen thousand dollars ($615,000.00), Executive will be eligible for a performance bonus equal to three percent (3%) of the amount by which the dollar sales revenue of Middleburg Bank Investment Services exceeds this threshold.  Thereafter, Executive will be eligible for a performance bonus equal to three percent (3%) of the dollar sales revenue of Middleburg Bank Investment Services, payable on a monthly basis.

2.     At the end of the Corporation’s fiscal year, Executive will be eligible for an additional performance bonus equal to two percent (2%) of the net income of Middleburg Bank Investment Services, as computed by the Corporation.

3.

At the end of the Corporation’s fiscal year, Executive will be eligible for twenty five percent share of the return on investment bonus pools which will be established for Tredegar Trust Company and Gilkison Patterson Investment Advisors. The funding of these performance bonus pools will be based on a formula adopted by the Board of Directors at a future date.